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                     March 21, 2023

       Michael Goss
       Vice President and Controller
       DuPont de Nemours, Inc.
       974 Centre Road
       Building 730
       Wilmington, DE 19805

                                                        Re: DuPont de Nemours,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 15,
2023
                                                            File No. 001-38196

       Dear Michael Goss:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services